EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports First-Quarter Results

ATLANTA, June 12, 2024 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2024 first quarter ended May 4, 2024.

Consolidated net sales in the first quarter of fiscal 2024 decreased 5% to $398 million compared to $420 million in the first quarter of fiscal 2023. EPS on a GAAP basis was $2.42 compared to $3.64 in the first quarter of fiscal 2023. On an adjusted basis, EPS was $2.66 compared to $3.78 in the first quarter of fiscal 2023.

Tom Chubb, Chairman and CEO, commented, “Our strong brands and excellent team focused on executing our strategy allowed us to deliver sales and adjusted EPS within our guidance ranges for the first quarter despite continued macroeconomic headwinds and lower levels of consumer sentiment. While most economic indicators remain fairly positive, consumer sentiment has dropped meaningfully from levels at the start of this year and has driven the consumer to become more cautious than originally anticipated in her discretionary spending across our channels of distribution. Encouragingly, our comparable sales trend has improved sequentially and is positive in the second quarter to-date. However, given the continued choppiness in the market and lack of sustained positive momentum, coupled with the drop in consumer sentiment, we believe it is prudent to adopt a more conservative outlook for the balance of the year and therefore are lowering our fiscal 2024 sales and EPS guidance.

Despite these near-term challenges, we still expect topline growth in all our brands, growth in all direct to consumer channels of distribution, and positive comps for the full year. We also expect a strong 2024 from a cash flow perspective and will continue investing in the future of our business. These investments will provide the ability to continue to deliver profitable growth and strong cash flow on a sustained basis.”

Mr. Chubb concluded, “All of this is achieved through the efforts of our remarkable people to whom we are grateful as always.”

First Quarter of Fiscal 2024 versus Fiscal 2023

Net Sales by Operating Group	First Quarter
($ in millions)	2024	2023	% Change
Tommy Bahama	$225.6	$239.4	(5.8%)
Lilly Pulitzer	88.4	97.5	(9.3%)
Johnny Was	51.2	49.5	3.5%
Emerging Brands	33.0	34.0	(2.9%)
Other	(0.1)	(0.3)	nm
Total Company	$398.2	$420.1	(5.2%)

  Consolidated net sales decreased 5% to $398 million.

    Full-price direct-to-consumer (DTC) sales decreased 3% to $257 million versus the first quarter of fiscal 2023.

      Full-price retail sales of $137 million were 2% lower than the prior-year period.

      E-commerce sales decreased 5% to $120 million versus last year.

    Outlet sales were $18 million, a 6% increase versus prior-year results, primarily driven by a $1 million increase in Tommy Bahama.

    Food and beverage sales grew 8% to $35 million versus last year.

    Wholesale sales of $88 million were 16% lower than the first quarter of fiscal 2023.

  Gross margin was 64.9% on a GAAP basis, compared to 65.5% in the first quarter of fiscal 2023. The decrease in gross margin was primarily due to sales during promotional events representing a higher proportion of net sales and a $1 million higher LIFO accounting charge versus last year partially offset by proportionally lower wholesale sales. Adjusted gross margin, which excludes the effect of LIFO accounting, decreased to 65.4% compared to 65.8% on an adjusted basis in the prior-year period.

  SG&A was $213 million compared to $203 million last year. This increase was primarily driven by expenses related to 27 new store openings since the first quarter of 2023, pre-opening expenses related to approximately 15 to 20 additional stores planned to open during the remainder of fiscal 2024, including 4 new Tommy Bahama Marlin Bars, and the addition of Jack Rogers. On an adjusted basis, SG&A was $210 million compared to $200 million in the prior-year period.

  Royalties and other operating income decreased by $1 million to $7 million versus last year. This decrease was primarily due to the absence of a $2 million gain recorded in the first quarter of 2023 on the sale of a discontinued manufacturing facility in Mexico.

  Operating income was $52 million, or 13.2% of net sales, compared to $80 million, or 19.1% of net sales, in the first quarter of fiscal 2023. On an adjusted basis, operating income decreased to $57 million, or 14.4% of net sales, compared to $83 million, or 19.8% of net sales, in last year’s first quarter. The decreased operating income includes the impact of the lower sales, lower gross margin and higher SG&A as the Company continues to invest in the business.

  Interest expense was $1 million compared to $2 million in the prior year period. The decreased interest expense was primarily due to a lower average outstanding debt balance during the first quarter of fiscal 2024 than the first quarter of 2023, driven by strong cash flows allowing for $76 million of debt reduction since the first quarter of fiscal 2023.

  The effective tax rate increased to 25.6% in the first quarter of fiscal 2024 compared to 24.9% in the prior-year period due to certain unfavorable discrete items.

Balance Sheet and Liquidity

Inventory decreased $35 million on a LIFO basis and $26 million, or 10%, on a FIFO basis compared to the end of the first quarter of fiscal 2023. Inventory decreased in all operating groups except Johnny Was primarily due to the continued initiatives to closely manage inventory purchases and reduce on-hand inventory levels.

During the first quarter of fiscal 2024 cash flow from operations was $33 million compared to $53 million in the first quarter of fiscal 2023. The cash flow from operations in the first quarter of fiscal 2024 provided sufficient cash to fund $12 million of capital expenditures, $11 million of dividends and $11 million of debt repayment.

As of May 4, 2024, the Company had $19 million of borrowings outstanding, compared to $94 million at the end of the first quarter of last year. Also, the Company had $8 million of cash and cash equivalents versus $10 million of cash and cash equivalents at the end of the first quarter of fiscal 2023. The cash and cash equivalents balance as of May 4, 2024 represents typical cash amounts maintained on an ongoing basis in our operations, which typically is approximately $10 million at any given time.

Dividend

The Board of Directors declared a quarterly cash dividend of $0.67 per share. The dividend is payable on August 2, 2024 to shareholders of record as of the close of business on July 19, 2024. The Company has paid dividends every quarter since it became publicly owned in 1960.

Outlook

For fiscal 2024 ending on February 1, 2025, the Company revised its sales and EPS guidance. The Company now expects net sales in a range of $1.59 billion to $1.63 billion as compared to net sales of $1.57 billion in fiscal 2023. In fiscal 2024, GAAP EPS is expected to be between $7.99 and $8.39 compared to fiscal 2023 GAAP EPS of $3.82. Adjusted EPS is expected to be between $8.60 and $9.00, compared to fiscal 2023 adjusted EPS of $10.15.

For the second quarter of fiscal 2024, the Company expects net sales to be between $430 million and $450 million compared to net sales of $420 million in the second quarter of fiscal 2023. GAAP EPS is expected to be in a range of $2.82 to $3.02 in the second quarter compared to GAAP EPS of $3.22 in the second quarter of fiscal 2023. Adjusted EPS is expected to be between $2.95 and $3.15 compared to adjusted EPS of $3.45 in the second quarter of fiscal 2023.

The Company anticipates interest expense of $2 million in fiscal 2024, including the $1 million in the first quarter of fiscal 2024, with interest expense expected to be less than $1 million each of the second, third and fourth quarters of fiscal 2024. The Company’s effective tax rate is expected to be approximately 24% for the second quarter of fiscal 2024 and approximately 25% for the full year of fiscal 2024.

Capital expenditures in fiscal 2024, including the $12 million in the first quarter of fiscal 2024, are expected to be approximately $170 million compared to $74 million in fiscal 2023. This is a reduction from the Company’s prior estimate due to the timing of cash flows related to investments for future growth, including the timing of spend associated with a multi-year project to build a new distribution center in Lyons, Georgia to ensure best-in-class direct to consumer throughput capabilities for our brands. The planned year-over-year increase in capital expenditures includes approximately $90 million now budgeted in fiscal 2024 for the distribution center project. Additionally, we will invest in new brick and mortar locations, relocations and remodels of existing locations resulting in a year-over-year net increase of full price stores of approximately 25 by the end of fiscal 2024. We will also continue with our investments in our various technology systems initiatives, including e-commerce and omnichannel capabilities, data management and analytics, customer data and insights, cybersecurity, automation including artificial intelligence and infrastructure.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 26, 2024 by dialing (412) 317-6671 access code 13746788.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, elevated interest rates, concerns about the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors; competitive conditions and/or evolving consumer shopping patterns; acquisition activities (such as the acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities; supply chain disruptions; costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and food and beverage locations; costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers; energy costs; our ability to respond to rapidly changing consumer expectations; unseasonal or extreme weather conditions or natural disasters; the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree as they have historically; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems; the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences; the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business; changes in international, federal or state tax, trade and other laws and regulations, including the potential for increases or changes in duties, tariffs or quotas; the timing of shipments requested by our wholesale customers; fluctuations and volatility in global financial and/or real estate markets; the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures; the timing, cost and successful implementation of changes to our distribution network; pandemics or other public health crises; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on corporate responsibility issues; the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; the risk of impairment to goodwill and other intangible assets such as the recent impairment charges incurred in our Johnny Was segment; risks related to a shutdown of the US government; and geopolitical risks, including ongoing challenges between the United States and China and those related to the ongoing war in Ukraine, the Israel-Hamas war and the conflict in the Red Sea region. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Annual Report on Form 10-K for Fiscal 2023, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	May 4,	April 29,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$7,657	$9,712
Receivables, net	87,918	81,483
Inventories, net	144,373	179,608
Income tax receivable	19,437	19,442
Prepaid expenses and other current assets	38,978	37,459
Total Current Assets	$298,363	$327,704
Property and equipment, net	193,702	181,601
Intangible assets, net	259,147	280,785
Goodwill	27,185	122,056
Operating lease assets	319,308	245,099
Other assets, net	41,183	33,637
Deferred income taxes	18,088	3,348
Total Assets	$1,156,976	$1,194,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$73,755	$69,609
Accrued compensation	19,340	24,318
Current portion of operating lease liabilities	65,366	67,265
Accrued expenses and other liabilities	67,124	80,854
Total Current Liabilities	$225,585	$242,046
Long-term debt	18,630	94,306
Non-current portion of operating lease liabilities	296,080	223,167
Other non-current liabilities	23,806	19,561
Deferred income taxes	—	7,725
Shareholders’ Equity
Common stock, $1.00 par value per share	15,634	15,780
Additional paid-in capital	183,126	176,030
Retained earnings	396,933	418,043
Accumulated other comprehensive loss	(2,818)	(2,428)
Total Shareholders’ Equity	$592,875	$607,425
Total Liabilities and Shareholders’ Equity	$1,156,976	$1,194,230

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	First Quarter
	Fiscal 2024	Fiscal 2023
Net sales	$398,184	$420,097
Cost of goods sold	139,823	144,968
Gross profit	$258,361	$275,129
SG&A	213,103	203,149
Royalties and other operating income	7,193	8,321
Operating income (loss)	$52,451	$80,301
Interest expense, net	874	2,342
Earnings before income taxes	$51,577	$77,959
Income tax expense	13,204	19,421
Net earnings (loss)	$38,373	$58,538

Net earnings (loss) per share:
Basic	$2.46	$3.75
Diluted	$2.42	$3.64
Weighted average shares outstanding:
Basic	15,597	15,629
Diluted	15,844	16,071
Dividends declared per share	$0.67	$0.65

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter
	Fiscal 2024	Fiscal 2023
Cash Flows From Operating Activities:
Net earnings	$38,373	$58,538
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	13,586	11,512
Amortization of intangible assets	2,955	3,660
Equity compensation expense	4,051	3,259
Gain on sale of property and equipment	—	(1,756)
Amortization and write-off of deferred financing costs	96	272
Deferred income taxes	6,059	4,657
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(24,571)	(37,542)
Inventories, net	15,151	39,987
Income tax receivable	112	(2)
Prepaid expenses and other current assets	4,051	634
Current liabilities	(15,365)	(27,671)
Other balance sheet changes	(11,575)	(2,991)
Cash provided by operating activities	$32,923	$52,557
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(240)	(997)
Purchases of property and equipment	(11,894)	(16,662)
Proceeds from the sale of property, plant and equipment	—	2,125
Cash used in investing activities	$(12,134)	$(15,534)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(136,216)	(137,755)
Proceeds from revolving credit arrangements	125,542	113,051
Deferred financing costs paid	—	(1,661)
Proceeds from issuance of common stock	513	602
Cash dividends paid	(10,549)	(10,351)
Cash used in financing activities	$(20,710)	$(36,114)
Net change in cash and cash equivalents	79	909
Effect of foreign currency translation on cash and cash equivalents	(26)	(23)
Cash and cash equivalents at the beginning of year	7,604	8,826
Cash and cash equivalents at the end of period	$7,657	$9,712

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	First Quarter
AS REPORTED	Fiscal 2024	Fiscal 2023	% Change
Tommy Bahama
Net sales	$225.6	$239.4	(5.8)%
Gross profit	$148.3	$158.2	(6.3)%
Gross margin	65.7%	66.1%
Operating income	$42.6	$55.5	(23.2)%
Operating margin	18.9%	23.2%
Lilly Pulitzer
Net sales	$88.4	$97.5	(9.3)%
Gross profit	$59.3	$68.3	(13.2)%
Gross margin	67.0%	70.1%
Operating income	$15.5	$24.5	(36.6)%
Operating margin	17.6%	25.2%
Johnny Was
Net sales	$51.2	$49.5	3.5%
Gross profit	$33.2	$33.6	(1.0)%
Gross margin	64.9%	67.9%
Operating income	$0.3	$2.5	(86.6)%
Operating margin	0.7%	5.0%
Emerging Brands
Net sales	$33.0	$34.0	(2.9)%
Gross profit	$19.5	$15.6	24.9%
Gross margin	59.2%	46.0%
Operating income	$3.8	$3.9	(2.9)%
Operating margin	11.5%	11.5%
Corporate and Other
Net sales	$(0.1)	$(0.3)	NM
Gross profit	$(2.0)	$(0.6)	NM
Operating loss	$(9.9)	$(6.1)	NM
Consolidated
Net sales	$398.2	$420.1	(5.2)%
Gross profit	$258.4	$275.1	(6.1)%
Gross margin	64.9%	65.5%
SG&A	$213.1	$203.1	4.9%
SG&A as % of net sales	53.5%	48.4%
Operating income	$52.5	$80.3	(34.7)%
Operating margin	13.2%	19.1%
Earnings before income taxes	$51.6	$78.0	(33.8)%
Net earnings	$38.4	$58.5	(34.4)%
Net earnings per diluted share	$2.42	$3.64	(33.5)%
Weighted average shares outstanding - diluted	15.8	16.1	(1.4)%

	First Quarter
ADJUSTMENTS	Fiscal 2024	Fiscal 2023	% Change
LIFO adjustments(1)	$2.2	$1.3
Amortization of Johnny Was intangible assets(2)	$2.7	$3.5
Gain on sale of Merida manufactuing facility(3)	$0.0	$(1.8)
Impact of income taxes(4)	$(1.3)	$(0.8)
Adjustment to net earnings(5)	$3.7	$2.2
AS ADJUSTED
Tommy Bahama
Net sales	$225.6	$239.4	(5.8)%
Gross profit	$148.3	$158.2	(6.3)%
Gross margin	65.7%	66.1%
Operating income	$42.6	$55.5	(23.2)%
Operating margin	18.9%	23.2%
Lilly Pulitzer
Net sales	$88.4	$97.5	(9.3)%
Gross profit	$59.3	$68.3	(13.2)%
Gross margin	67.0%	70.1%
Operating income	$15.5	$24.5	(36.6)%
Operating margin	17.6%	25.2%
Johnny Was
Net sales	$51.2	$49.5	3.5%
Gross profit	$33.2	$33.6	(1.0)%
Gross margin	64.9%	67.9%
Operating income	$3.1	$5.9	(48.7)%
Operating margin	6.0%	12.0%
Emerging Brands
Net sales	$33.0	$34.0	(2.9)%
Gross profit	$19.5	$15.6	24.9%
Gross margin	59.2%	46.0%
Operating income	$3.8	$3.9	(2.9)%
Operating margin	11.5%	11.5%
Corporate and Other
Net sales	$(0.1)	$(0.3)	NM
Gross profit	$0.2	$0.7	NM
Operating loss	$(7.6)	$(6.6)	NM
Consolidated
Net sales	$398.2	$420.1	(5.2)%
Gross profit	$260.6	$276.5	(5.7)%
Gross margin	65.4%	65.8%
SG&A	$210.4	$199.7	5.4%
SG&A as % of net sales	52.8%	47.5%
Operating income	$57.4	$83.3	(31.1)%
Operating margin	14.4%	19.8%
Earnings before income taxes	$56.5	$81.0	(30.2)%
Net earnings	$42.1	$60.8	(30.8)%
Net earnings per diluted share	$2.66	$3.78	(29.6)%

	First Quarter	First Quarter	First Quarter
	Fiscal 2024	Fiscal 2024	Fiscal 2023
	Actual	Guidance(6)	Actual
Net earnings (loss) per diluted share:
GAAP basis	$2.42	$2.47 - 2.67	$3.64
LIFO adjustments(7)	0.11	0.00	0.06
Amortization of Johnny Was intangible assets(8)	0.13	0.13	0.16
Gain on sale of Merida manufacturing facility(9)	0.00	0.00	(0.08)
As adjusted(5)	$2.66	$2.60 - 2.80	$3.78

	Second Quarter	Second Quarter
	Fiscal 2024	Fiscal 2023
	Guidance(10)	Actual
Net earnings per diluted share:
GAAP basis	$2.82 - 3.02	$3.22
LIFO adjustments(7)	0.00	0.07
Amortization of Johnny Was intangible assets(8)	0.13	0.16
As adjusted(5)	$2.95 - 3.15	$3.45

	Fiscal 2024	Fiscal 2023
	Guidance(10)	Actual
Net earnings per diluted share:
GAAP basis	$$7.99 - $8.39	$3.82
Johnny Was impairment charges(11)	0.00	5.21
LIFO adjustments(7)	0.11	0.45
Amortization of Johnny Was intangible assets(8)	0.50	0.65
Gain on sale of Merida manufacturing facility(9)	0.00	(0.08)
Impairment of investment in unconsolidated entity(12)	0.00	0.12
As adjusted(5)	$8.60 - 9.00	$10.15

(1) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2) Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.
(3) Gain on sale of Merida manufacturing facility represents the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group. The gain is included in royalties and other operating income in Corporate and Other in Fiscal 2023.
(4) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(5) Amounts in columns may not add due to rounding.
(6) Guidance as issued on March 28, 2024.
(7) LIFO adjustments represents the impact, net of income taxes, on net earnings per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(8) Amortization of Johnny Was intangible assets represents the impact, net of income taxes, on net earnings per share resulting from the amortization of intangible assets acquired as part of the Johnny Was acquisition.
(9) Fiscal 2023 gain on sale of Merida manufacturing facility represents the gain on sale, net of income taxes, of Oxford's last owned manufacturing facility, which was located in Merida, Mexico.
(10) Guidance as issued on June 12, 2024.
(11) Johnny Was impairment charges represent the impact of the impairment of the Johnny Was goodwill and intangible asset balances, net of income taxes, on net earnings per share in Fiscal 2023.
(12) Impairment of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings per share relating to the impairment of the ownership interest in an unconsolidated entity in Fiscal 2023.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2023
Tommy Bahama
Full-price retail store	103	101	102	102
Retail-food & beverage	21	22	21	22
Outlet	33	33	34	34
Total Tommy Bahama	157	156	157	158
Lilly Pulitzer full-price retail store	59	59	61	60
Johnny Was
Full-price retail store	65	67	71	72
Outlet	2	2	2	3
Total Johnny Was	67	69	73	75
Emerging Brands
Southern Tide full-price retail store	9	13	15	19
TBBC full-price retail store	3	3	3	3
Total Oxford	295	300	309	315

Fiscal 2024
Tommy Bahama
Full-price retail store	102
Retail-food & beverage	23
Outlet	35
Total Tommy Bahama	160
Lilly Pulitzer full-price retail store	60
Johnny Was
Full-price retail store	75
Outlet	3
Total Johnny Was	78
Emerging Brands
Southern Tide full-price retail store	20
TBBC full-price retail store	4
Total Oxford	322